Exhibit 19.1

INSIDER TRADING POLICY

Natural Health Trends Corp.

(As Amended November 15, 2024)

This Insider Trading Policy describes the standards of Natural Health Trends Corp. and its subsidiaries (the "Company") on trading, and causing the trading of, the Company's securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy applies to all directors, officers and employees of the Company, including the respective immediate family members of such persons, other members of such persons’ household, and entities controlled by such persons, as well as the outside parties (the “Outside Parties”) designated from time to time by the Compliance Officer (as identified in Section 3(c) below), who are collectively referred to in this Policy as the “Covered Persons” or “you.”

One of the principal purposes of the federal securities laws is to prohibit so-called "insider trading." Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company's securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "non-public." These terms are defined in this Policy under Section 3 below. The prohibitions apply to any Covered Person who buys or sells Company stock on the basis of material non-public information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions. The prohibitions also apply to securities issued by such other companies under the circumstances described in Section 2(c) below.

1.         Applicability.

This Policy applies to all trading or other transactions in the Company's securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company. Transactions subject to this Policy include purchases, sales and gifts of the Company’s securities.

This Policy applies to all Covered Persons, as defined above.

2.         General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information.

(a)         No Covered Person may engage in transactions in any Company security while in possession of material non-public information about the Company except in the limited exceptions specifically excluded from this Policy under Section 4. (The terms "material" and "non-public" are defined in Section 3(a) and (b) below.)

(b)         No Covered Person who knows of any material non-public information about the Company may communicate that information ("tip") to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization. No Covered Person who knows of any material non-public information may recommend that others engage in transactions in any Company security.

(c)         No Covered Person may purchase or sell any security of any other company while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No Covered Person who knows of any such material non-public information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d)         For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the Compliance Officer.

(e)         Covered Persons must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth in Section 8 below.

(f)         It is the policy of the Company that the Company will not engage in transactions in Company securities while aware of material non-public information relating to the Company or its securities, unless in accordance with a prearranged trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

3.         Definitions.

(a)         Material. Insider trading restrictions come into play only if the information you possess is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i)         significant changes in the Company's prospects;

(ii)         developments regarding significant litigation or government agency investigations;

(iii)         liquidity problems;

(iv)         changes in earnings estimates or unusual gains or losses in major operations;

(v)         major changes in management;

(vi)         changes in dividends;

(vii)         gain or loss of a significant distributor or group of distributors;

(viii)         proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(ix)         offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, you should presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

(b)         Non-public. Insider trading prohibitions come into play only when you possess information that is material and "non-public." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the commencement of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:

(i)         information available to a select group of analysts or brokers or institutional investors;

(ii)         undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii)         information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is non-public and treat it as confidential.

(c)         Compliance Officer. The Company has appointed Scott Davidson, Chief Financial Officer, as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i)         assisting with implementation and enforcement of this Policy;

(ii)         circulating this Policy to all Covered Persons and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii)         pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Section 8 below;

(iv)         providing approval of any Rule 10b5-1 plans under Section 6(c) below and any prohibited transactions under Section 9 below; and

(v)         providing a reporting system with an effective whistleblower protection mechanism.

4.         Exceptions.

The trading restrictions of this Policy do not apply to the following:

(a)         Approved 10b5-1 Plan. Purchasing, selling or gifting Company stock pursuant to an “Approved 10b5-1 Plan,” as described under Section 6(c) below, which may include the Company acting as trustee for its employees in the purchase of shares of Company stock under an Approved 10b5-1 Plan. An Approved 10b5-1 Plan may be entered by any person subject to this Policy.

(b)         Equity Awards and Options. The grant by the Company of equity awards, including stock options. Further, exercising stock options granted under any Company equity incentive plan for cash or the delivery of previously owned Company stock shall not be subject to the trading restrictions of this Policy. However, the sale of any equity awards or the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to the trading restrictions under this Policy.

(c)         Restricted Stock Awards. The vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

5.         Violations of Insider Trading Laws.

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)         Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees to whom they provide information.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons. In addition to these potential federal penalties, state laws may also impose substantial penalties.

(b)         Company-imposed Penalties. Covered Persons who violate this Policy may be subject to disciplinary action by the Company. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

6.         Blackout Periods.

All Covered Persons are prohibited from trading in the Company's securities during blackout periods as defined below.

(a)         Quarterly Blackout Periods. Trading in the Company's securities is prohibited during the period beginning at the commencement of the 22nd calendar day of the last month of each fiscal quarter and ending at the commencement of business on the second (2nd) trading day following the date the Company's financial results are publicly disclosed in its quarterly earnings press release and the related Form 8-K is filed. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company's financial results.

(b)         Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

(c)         Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement that complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (an "Approved 10b5-1 Plan"), which:

(i)         has been reviewed and approved by the Compliance Officer in advance of implementation (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer in advance of the amendment or revision);

(ii)         was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material non-public information about the Company;

(iii)         gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(iv)         otherwise satisfies the requirements of a pre-arranged trading plan under Rule 10b5-1, including without limitation compliance with applicable certification requirements, the cooling-off period specified in such rule (at least 90 days and up to 120 days for officers and directors, and 30 days for other individuals), and applicable limits on overlapping plans.

7.         Trading Window.

Covered Persons are generally permitted to trade in the Company's securities when no blackout period is in effect. This means that Covered Persons can typically trade during the period beginning at the commencement of business on the second (2nd) trading day following the date that the Company's financial results are publicly disclosed in its quarterly earnings press release and the related Form 8-K is filed with respect to the prior quarter, and ending at the commencement of the 22nd calendar day of the last month of the current fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material non-public information should not trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, trades by a Covered Person are subject to pre-clearance by the Compliance Officer as described immediately below, and the Company may close this trading window if a special blackout period under Section 6(b) above is imposed and will re-open the trading window once the special blackout period has ended.

8.         Pre-clearance of Securities Transactions; Section 16 Reporting.

(a)         Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Section 7 above, without first pre-clearing all transactions in the Company's securities.

(b)         Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person's spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c)         The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading four trading days following the day on which it was granted. If the transaction does not occur during the four-day period, pre-clearance of the transaction must again be requested.

(d)         Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

(e)         In addition to pre-clearance of all transactions in the Company’s securities, Covered Persons must provide detailed transaction information, in writing, to the Compliance Officer within 24 hours after any transaction in the Company’s securities. Further, Covered Persons that are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports with the SEC as to their ownership of, and transactions in, the Company’s securities, must timely file such reports. These reports are effected by filing a Form 3, 4 or 5 with the SEC. To assist any such Covered Person with his or her Section 16 reporting obligations, the Company is willing to provide a power of attorney authorizing Company personnel to prepare, complete and file Section 16 reports on behalf of such Covered Person. Regardless of whether such Covered Person or Company personnel prepare, complete and file Section 16 reports, the Covered Person is responsible for the accuracy and timeliness of all such reports.

9.         Prohibited Transactions.

(a)         Directors and executive officers of the Company are prohibited from trading in the Company's equity securities during a blackout period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b)         Covered Persons, including any person's spouse, other persons living in such person's household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from the Compliance Officer:

(i)         Short-term trading. Covered Persons who purchase Company securities (other than through the exercise of employee stock options) may not sell any Company securities of the same class for at least six months after the purchase; likewise, Covered Persons who sell Company securities may not purchase any Company securities of the same class for at least six months after the sale;

(ii)         Short sales. Covered Persons may not sell the Company's securities short;

(iii)         Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company's securities;

(iv)         Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v)         Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

10.         Inquiries.

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at compliance@nhtglobal.com.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned Covered Person does hereby acknowledge receipt of the Insider Trading Policy of Natural Health Trends Corp. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy, as such Policy may be amended from time to time, at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

(Signature of Covered Person)
(Please print name of Covered Person)
Date: ________________________